EXHIBIT 10.6

                               ___________, 1997

Camden Property Trust
3200 Southwest Freeway, Suite 1500
Houston, Texas 77027

      Re:   Lock-up Letter

Dear Sirs:

      In connection with the Agreement and Plan of Merger (the "Agreement") dated as of December 16, 1996, by and among Camden Property Trust ("Camden"), Camden Subsidiary, Inc., and Paragon Group, Inc., I agree not to offer to sell, sell, contract to sell or otherwise dispose of any Camden common shares beneficially owned by me for a 90-day period after the Closing Date, provided that deposit of all or any of such shares as margin collateral shall not be deemed a sale or disposition subject to this agreement.

      Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

                                          Very truly yours,

                                          [To be signed by William R. Cooper
                                          and Lewis A. Levey]